Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
October 16, 2003	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/ Marian Briggs Padilla Speer Beardsley Inc. 612/455-1700

ARCTIC CAT REPORTS RECORD SECOND-QUARTER SALES AND EARNINGS

•      Revenues Up 13% in Quarter; 9% Year-to-Date

•      Second Quarter EPS Grows 8% to 98 Cents

•      Company Exceeds Quarterly Consensus Estimate of 96 Cents

•      Snowmobile Sales Increase 17%; ATV Sales Up 14% in Quarter

THIEF RIVER FALLS, Minn., Oct. 16 – Arctic Cat Inc. (Nasdaq: ACAT) today reported record net sales of $237.7 million for the fiscal 2004 second quarter ended September 30, 2003, compared to $211.2 million in the same period last year. The net earnings for the quarter were $21.6 million, or 98 cents per diluted share, versus net earnings of $20.5 million, or 91 cents per diluted share, in the prior-year period.

For the six-month period, net sales were $314.8 million compared to $289.5 million in  the first half of last year. Net earnings were $21.7 million, or 98 cents per diluted share, versus $22.5 million, or 98 cents per diluted share, for the prior year six-month period.

“We are pleased with our record second-quarter sales and earnings,” said Christopher A. Twomey, chairman and chief executive officer. “Our results again exceeded the previous-year’s record quarter.”

Sales of Arctic Cat snowmobiles totaled $117.7 million in the 2004 second quarter, an increase of 17 percent versus sales of $100.7 million in the same period last year. Year-to-date snowmobile sales were $152.4 million, up 3 percent from $147.8 million in the prior-year period.

“Snowmobile sales are on plan for the year,” Twomey said. “Although we will produce fewer snowmobiles this year in response to lackluster snowfall in recent years, we continue to offer exciting new models, with cutting-edge technology, to snowmobile enthusiasts. A normal snowfall this winter could drive significantly increased snowmobile sales and greater profitability next year.”

Among Arctic Cat’s extensive 2004 model snowmobile line, it is the first manufacturer to offer a turbo-charged engine on a four-stroke snowmobile, which is cleaner and quieter than a two-stroke engine. This breakthrough T660 Turbo 4-Stroke sled outperforms the EPA’s 2012 emissions requirements, and offers a cleaner, quieter and faster ride. The T660 Turbo 4-Stroke again demonstrates Arctic Cat’s leadership in fuel-management technology.

Arctic Cat manufactures the lowest emission four-stroke snowmobiles available within the industry. In September, five of Arctic Cat’s four-stroke snowmobiles became the first to be approved for use this winter in Yellowstone National Park and Grand Teton National Park by the National Park Service (NPS), after meeting the NPS’ new rules for lower snowmobile emissions and noise levels. The emissions from Arctic Cat’s approved four-stroke snowmobiles significantly outperformed both the NPS’ requirements, as well as the Environmental Protection Agency’s year 2012 standards.

Sales of all-terrain vehicles (ATVs) grew to $91.6 million, up 14 percent from $80.1 million in the prior-year second quarter. Year-to-date ATV sales increased 22 percent to $123.0 million. Arctic Cat’s ATV sales continue to outpace industry sales, driven by demand for the company’s innovative new products.

“We experienced particularly strong orders for our new 650cc V-Twin ATV, which is our most powerful ATV yet, and our DVX sports model,” said Twomey. “Both were introduced in June and represent our first entries into the growing big bore and sport market segments. Many of our dealers have pre-sold these models before they hit their dealerships.”

Parts, garments and accessories (PG&A) sales were $28.4 million compared to $30.4 million in the second quarter of last year. Six-month PG&A sales totaled $39.4 million versus $41.0 million in the previous-year period.

“We expect full-year PG&A sales to grow, led by ATV-related sales, despite a decrease in snowmobile garment sales this fiscal year,” said Twomey.

During the second quarter, the company repurchased 843,000 shares of Class B stock from Suzuki Motor Corporation, or 4 percent of Arctic Cat’s total outstanding shares. The buyback returned Suzuki’s ownership to just under 32 percent, or 6.7 million shares, of Arctic Cat’s common stock. The transaction allowed Arctic Cat to repurchase a large block of shares without adversely impacting the current level of publicly traded shares. The company has approximately 700,000 shares remaining under its board authorized repurchase program.

Outlook

Arctic Cat anticipates fiscal 2004 third-quarter net sales for the period ending December 31, 2003, in the range of $177 million to $185 million, compared to $176.2 million for the same period last year. Net earnings for the quarter are estimated to be between 43 cents and 47 cents per diluted share versus earnings of 53 cents per diluted share in the prior-year quarter. For comparison purposes, Arctic Cat’s results in the prior-year third quarter benefited from a 15 cent per diluted share net reduction of restructuring accruals related to Arctic Cat’s exit from the personal watercraft (PWC) business in September 1999. Excluding non-recurring items, comparable third-quarter earnings were 38 cents per diluted share in the year-ago period.

For the current fiscal year ending March 31, 2004, Arctic Cat anticipates net sales will grow 3 to 6 percent and be in the range of $595 million to $607 million. Full-year diluted earnings per share are estimated to be in the range of $1.39 to $1.41. Due to the seasonal nature of Arctic Cat’s snowmobile and ATV products, the company sells the majority of its products during its second and third fiscal quarters.

Conference Call

Arctic Cat will host a conference call to discuss the second-quarter results at 10:30 a.m. CT (11:30 a.m. ET) on Thursday, October 16. To access the replay, dial 402-977-9140 and enter conference call ID 21163052. The audio replay will be available beginning at approximately noon CT on Thursday, October 16, until 6 p.m. CT on Tuesday, October 21.

The conference call also will be Webcast. To access the live Webcast, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon.

About Arctic Cat

Arctic Cat Inc. designs, manufactures and markets world-class snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Net Sales	$237,650	$211,242	$314,839	$289,525
Cost of Goods Sold	181,478	158,272	240,141	217,712
Gross Profit	56,172	52,970	74,698	71,813
Selling, General and
Administrative Expenses	24,616	23,032	43,241	39,357
Operating Profit	31,556	29,938	31,457	32,456
Other Income
Interest Income	162	238	411	616
Earnings Before Income Taxes	31,718	30,176	31,868	33,072
Income Taxes	10,149	9,656	10,197	10,583
Net Earnings	$21,569	$20,520	$21,671	$22,489
Net Earnings Per Share
Basic	$0.99	$0.92	$0.99	$0.99
Diluted	$0.98	$0.91	$0.98	$0.98

Weighted Average Shares
Outstanding:
Basic	21,707	22,414	21,838	22,708
Diluted	21,999	22,600	22,125	22,962

	Six Months Ended September 30,
Selected Balance Sheet Data:	2003	2002
Cash and Short-term Investments	$40,698	$56,339
Accounts Receivable, net	75,639	70,468
Inventories, net	108,229	94,521
Total Assets	306,525	297,936
Current Liabilities	113,070	106,371
Long-term Debt	0	0
Shareholders’ Equity	181,278	182,756

Three Months Ended September  30,

Six Months Ended September 30,

Product Line Data:

2003

2002

Change

2003

2002

Change

Snowmobiles	$117,662	$100,734	17%	$152,428	$147,770	3%
All-terrain Vehicles	91,554	80,142	14%	123,046	100,767	22%
Parts, Garments & Accessories	28,434	30,366	-6%	39,365	40,988	-4%
Total Sales	$237,650	$211,242	13%	$314,839	$289,525	9%

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